COOPERATION AGREEMENT This Cooperation Agreement (this “Agreement”) dated August 9, 2019 (the “Effective Date”) is between Capital Returns Management, LLC (“CRM” and, collectively with its Affiliates (as defined below), “Capital Returns Management”) and FedNat Holding Company (the “Company”). RECITALS WHEREAS, the Company and Capital Returns Management have engaged in various discussions and communications concerning the Company’s business and other matters. WHEREAS, Capital Returns Management has informed the Company that it Beneficially Owns (as defined below) shares of common stock of the Company, par value $0.01 (the “Common Stock”), totaling, in the aggregate, 839,651 shares, or approximately 6.5%, of the Common Stock issued and outstanding as of August 1, 2019 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 filed with the Securities and Exchange Commission (the “SEC”). WHEREAS, on April 10, 2019, Capital Returns Master, Ltd. and MAP 41 Segregated Portfolio, a segregated portfolio of LMA SPC, each, an Affiliate of CRM, delivered a letter to the Company (the “Notice Letter”) providing notice of intent to (a) nominate Ronald D. Bobman for election to the Company’s board of directors (the “Board”) and (b) propose the declassification of the Board at the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”). WHEREAS, the Company and CRM desire to enter into this Agreement regarding the appointment and election of two (2) directors to the Board and certain other matters, in each case, on the terms and subject to the conditions set forth herein. NOW, THEREFORE, in consideration of and reliance upon the promises, representations, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Board Representation and Board Matters. (a) The Company and CRM agree as follows: (i) as promptly as practicable (but in no event later than two (2) business days) following the execution of this Agreement, the Board shall (A) appoint David Patterson, a director candidate identified by the Company and consented to by CRM (the “2020 Candidate”), as a director in the class up for election in 2020 and David Warner Michelson, a director candidate identified by Capital Returns Management and consented to by the Company (the “2019 Candidate,” together with the 2020 Candidate, and including any Replacement Director, as such term is defined below and as applicable, the “New Independent Directors”), as a director in the class up for election in 2019, (B) increase the size of the Board from seven (7) to nine (9) directors, expanding each of the class up for election in 2019 and the class up for election in 2020 from two (2) to three (3) seats, (C) appoint the New

Independent Directors to the Board to fill the newly created vacancies and (D) take any other action necessary to appoint the New Independent Directors to the Board to fill such vacancies; provided, however, that any such appointments shall be (x) subject to the Company providing any required notice of such appointment (together with any required supporting materials) to both the Florida Office of Insurance Regulation (the “Florida OIR”) and the Louisiana Department of Insurance (the “LDI”) and (y) effective upon the earliest of (I) written notice delivered by CRM to the Company of the receipt by CRM of approval or non- disapproval by the LDI of the disclaimer of control filed by CRM (the “Disclaimer”), (II) the date on which the Company is lawfully able to appoint the New Independent Directors to the Board under applicable Florida and Louisiana insurance laws, regulations or orders (“Applicable Laws”) and (III) 75 days after the Effective Date if the LDI has not taken any action with respect to the Disclaimer by such 75th day; provided, further, and for the avoidance of doubt, any delay in the effectiveness of any such appointment that exceeds two (2) business days following the execution of this Agreement due to a failure by Capital Returns Management to receive approval by the LDI of the Disclaimer shall not violate the terms of this Agreement; (ii) if during the Standstill Period (as defined below), the 2019 Candidate resigns from or refuses to serve or is unable to serve on the Board for any reason (including under Applicable Laws (except if the LDI has disapproved the Disclaimer, which shall be governed by Section 1(i)), CRM shall be entitled to recommend a replacement New Independent Director who qualifies as an independent director under Rule 5605 of the Nasdaq Listing Rules (the “Applicable Criteria”) (any such director appointed to the Board in connection with such replacement right, a “Replacement Director”) who shall be interviewed by and be reasonably acceptable to the Nominating Committee of the Board and the full Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates, and subject to providing the items and information set forth in Section 1(b) of this Agreement), and such Replacement Director shall be appointed to the Board as set forth in Section 1(a)(i); provided that Capital Returns Management and the Capital Returns Management Associates, collectively, continue to Beneficially Own an aggregate Net Long Position (as defined below) of at least 385,093 shares of Common Stock (as adjusted for stock splits, stock dividends, reverse stock splits and similar events, the “CRM Ownership Threshold”) (it being understood, for the avoidance of doubt, that such Replacement Director shall thereafter be deemed a “New Independent Director” for the purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the replaced director prior to his or her ceasing to be a director, and such person shall be appointed to the Board to serve the unexpired term, if any, of such replaced director). The term “Net Long Position” shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (together with all rules and regulations promulgated thereunder, the “Exchange Act”) mutatis mutandis, but the “long position” of such person for this purpose shall not include 2 any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; (iii) if during the Standstill Period, the 2020 Candidate resigns from or refuses to serve or is unable to serve on the Board for any reason (including under Applicable Laws (except if the LDI has disapproved the Disclaimer, which shall be governed by Section 1(i))), a Replacement Director shall be identified by the Company subject to (A) the review of such candidate’s résumé by CRM and, at the option of CRM, the opportunity for CRM to interview such candidate; and (B) the consent of CRM, which consent shall not be unreasonably withheld; (iv) concurrently with the appointment of each New Independent Director to the Board, the Board shall take the necessary steps to appoint such New Independent Director to each of the Audit Committee, the Compensation Committee and the Nominating Committee of the Board; (v) the Company agrees that, until the end of the Standstill Period, it shall not increase the size of the Board to more than nine (9) directors; (vi) following the effective time of the appointment of any New Independent Director to the Board, the Company will include such New Independent Director in its slate of nominees for election as a director of the Company at the Company’s annual meeting of shareholders following such effective time and the Company will use its reasonable best efforts to cause the election of such New Independent Director at such annual meeting (including soliciting on behalf of such New Independent Director and recommending that the Company’s shareholders vote in favor of the election of such New Independent Directors) and otherwise support such New Independent Director for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate; and (vii) the Company agrees to nominate the 2020 Candidate for election at the 2020 meeting and will use its reasonable best efforts to cause the election of the 2020 Candidate at the Company’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”) (including soliciting on his behalf and recommending that the Company’s shareholders vote in favor of the election of the 2020 Candidate) and otherwise support him for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate. (b) As a condition to each New Independent Director’s appointment to the Board and any subsequent nomination for election as a director of the Company at the 2019 Annual Meeting, each such New Independent Director shall meet the Applicable Criteria and shall have provided to the Company a fully completed and executed copy of a D&O questionnaire (substantially in the form completed by the Company’s incumbent non-management directors and in the form provided to CRM by the Company prior to the execution of this Agreement) and other reasonable and 3 customary director onboarding documentation (substantially in the form completed by the Company’s incumbent non-management directors). As a further condition to the New Independent Directors’ nomination for election as directors of the Company at the 2019 Annual Meeting, each New Independent Director shall, as promptly as practicable upon request of the Company, provide (i) an executed consent, in the form attached hereto as Exhibit A to be named as a nominee in the Company’s proxy statement for the 2019 Annual Meeting as a candidate for election at the 2019 Annual Meeting and, in the case of the 2020 Candidate, as a candidate for election at the 2020 Annual Meeting, and to serve as a director for the full term if so elected, (ii) any information required to be or customarily disclosed for all applicable directors and candidates for directors in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all directors or satisfying compliance and legal obligations applicable to all directors, (iv) consent to any background checks required by an applicable regulatory entity and appropriate background checks comparable to those undergone by other non-management directors of the Company and (v) such other information as reasonably requested by the Company from time to time with respect to Capital Returns Management or the New Independent Directors as required to be provided under the Company’s Second Amended and Restated Bylaws (as may be further amended from time to time, the “Company Bylaws”). (c) Each party acknowledges that the New Independent Directors will, at all times while serving as a member of the Board, comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including the Company’s Code of Conduct, Corporate Governance Guidelines, securities trading policies, anti-hedging policies, Regulation FD-related policies and director confidentiality policies and any other policies on stock ownership, public disclosures and confidentiality (each, a “Policy”). The Company agrees that it will not amend any Policy for the purpose of disqualifying a New Independent Director from service on the Board or any committee thereof. The Company agrees to indemnify, compensate and reimburse the New Independent Directors in the same manner as other non-management directors are indemnified, compensated and reimbursed in connection with their service on the Board or any committee thereof. (d) Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations under this Agreement (including Section 4) shall terminate immediately, and the Company shall have no further obligation with respect to the New Independent Directors under this Section 1, if there is a material breach by Capital Returns Management of any of its obligations under this Agreement which (if capable of being cured) is not cured within fifteen (15) days after receipt by CRM of written notice from the Company specifying such material breach. For the avoidance of doubt, except as expressly set forth in this Agreement, Capital Returns Management’s obligations under this Agreement continue notwithstanding, and shall be unaffected by, any failure of Capital Returns Management to own an amount of shares of Common Stock equal to or exceeding at least the CRM Ownership Threshold. (e) CRM shall exercise its good faith reasonable best efforts to assist the Company in obtaining the biographical affidavit, fingerprints and any other materials of the 2019 Candidate required to be submitted to the Florida OIR or the LDI as a result of the 2019 Candidate’s appointment to the Board, and the Company agrees to take all steps reasonably necessary under Applicable Laws to qualify the 2019 Candidate to serve as a director on the Board, including providing any required 4 notice of appointment (together with any required supporting materials) to both the Florida OIR and the LDI as promptly as practicable following the execution of this Agreement. (f) The Company shall obtain from the 2020 Candidate the biographical affidavit, fingerprints and any other materials of the 2020 Candidate required to be submitted to the Florida OIR or the LDI as a result of the Company’s Candidate’s appointment to the Board, and the Company agrees to take all steps reasonably necessary under Applicable Laws to qualify the 2020 Candidate to serve as a director on the Board, including providing any required notice of appointment (together with any required supporting materials) to both the Florida OIR and the LDI as promptly as practicable following the execution of this Agreement. (g) Each of CRM and the Company, as promptly as practicable following the date of this Agreement, shall use its good faith reasonable best efforts to obtain the approval or non- disapproval of the Disclaimer, including challenging any determination by the LDI that Capital Returns Management is a controlling person of the Company. (h) The Company agrees that, immediately following the execution of this Agreement, each of the 2020 Candidate and the 2019 Candidate shall be appointed as a board observer (each, a “Board Observer”) and shall each serve as such until his appointment as a director is effective. No Board Observer shall have the right to vote on any matter presented to the Board or any committee thereof but shall have the right to (i) receive the same materials distributed to members of the Board at the same time and in the same manner such materials are distributed to members of the Board, (ii) receive notice of all meetings of the Board and any committee thereof at the same time and in the same manner such notice is provided to members of the Board, (iii) otherwise fully participate in meetings and discussions of the Board and each of its committees (whether in person or by telephone), except for the right to vote, as if he or she were a member of the Board or such committees, (iv) receive from the Company reimbursement of reasonable out-of-pocket expenses, costs and fees in connection with the Board Observer’s attendance at meetings of the Board, committees thereof or otherwise and (v) receive compensation from the Company equivalent in amount and timing to the compensation provided to the director most recently appointed to the Board; provided, however, that each Board Observer shall adhere and be subject to and act consistent with the Policies. (i) If the LDI disallows the Disclaimer, CRM shall have the right, at its sole option, to seek all applicable administrative and judicial remedies with regard to such determination. In the event that Capital Returns Management is unsuccessful in its efforts to obtain sufficient remedies with regard to such determination, the 2020 Candidate shall be entitled to serve as a Board Observer until the Company’s 2021 annual meeting of shareholders (the “2021 Annual Meeting”) and the 2019 Candidate shall be entitled to serve as a Board Observer until the Company’s 2022 annual meeting of shareholders. In the event that the 2020 Candidate or the 2019 Candidate resigns from or refuses to serve or is unable to serve as a Board Observer for any reason, a replacement shall be determined in accordance with Section 1(a)(ii) or (iii) above, as applicable. 2. No Litigation. (a) Within two (2) days of the Effective Date, CRM shall file, pursuant to Florida Rule of Civil Procedure 1.420(a)(1)(A), a notice of dismissal without prejudice of the action filed against the 5

Company in the Circuit Court for Broward County, Florida, at Case No. CACE-19-015428 (the “Lawsuit”), and within two (2) days of the completion of the 2019 Annual Meeting, CRM shall file, pursuant to Florida Rule of Civil Procedure 1.420(a)(1)(A), a notice of dismissal with prejudice of the Lawsuit. (b) Capital Returns Management covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives acting on its behalf to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body concerning the subject matter of the Lawsuit (collectively, “Legal Proceeding”) against the Company or any of its Representatives; provided, however, that in the event of a breach of this Agreement by the Company or any of its Representatives, Capital Returns Management may refile the Lawsuit; and provided further, that the foregoing shall not prevent Capital Returns Management or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if (i) such Legal Proceeding has not been initiated by, or on behalf of, or with the knowing material assistance of, Capital Returns Management or any of its Representatives or (ii) the Company has breached this Agreement; provided, further, that in the event that Capital Returns Management or any of its Representatives receives such Legal Requirement, Capital Returns Management shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Company. (c) The Company covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives acting on its behalf to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any Legal Proceedings against Capital Returns Management or any of its Representatives; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if (i) such Legal Proceeding has not been initiated by, or on behalf of, or with the knowing material assistance of, the Company or any of its Representatives or (ii) CRM has breached this Agreement; provided, further, that in the event that the Company or any of its Representatives receives such Legal Requirement, the Company shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Capital Returns Management. (d) Effective upon the completion of the 2019 Annual Meeting, Capital Returns Management and each of its Associates release and forever discharge, and covenant not to sue or take any steps to pursue or further any legal proceeding against, the Company and the Company’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor entities, agents, employees, shareholders, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such person or entity (in each case, in their capacities as such) from and solely in respect of either (i) the Lawsuit or (ii) any demands by Capital Returns Management to inspect the books and records of the Company made upon the Company prior to the date of this Agreement, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that Capital Returns Management or 6 any of its Associates have, had or may have against the Company of any kind, nature or type whatsoever, prior to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that Capital Returns Management or any of its Associates may have for the breach or enforcement of any provision of this Agreement. (e) Effective upon the completion of the 2019 Annual Meeting, the Company and each of its Associates and Affiliates release and forever discharge, and covenant not to sue or take any steps to pursue or further any legal proceeding against, Capital Returns Management and each of its Associates, subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor entities, agents, employees, shareholders, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such person or entity (in each case, in their capacities as such) from and solely in respect of either (i) the Lawsuit or (ii) any demands by Capital Returns Management to inspect the books and records of the Company made upon the Company prior to the date of this Agreement, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that the Company has, had or may have against Capital Returns Management or any of its Associates of any kind, nature or type whatsoever, prior to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Company may have for the breach or enforcement of any provision of this Agreement. 3. Standstill. (a) For purposes of this Agreement, the “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is the earliest of (i) July 31, 2020, (ii) the date that is fifteen (15) days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2020 Annual Meeting and (iii) a material breach by the Company of its obligations under this Agreement which (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company of written notice from CRM specifying the material breach. The Company agrees that during the term of this Agreement, if the 2019 Candidate or a Replacement Director for the 2019 Candidate is on the Board, the Board shall promptly notify CRM in writing of any decision not to nominate the 2019 Candidate or applicable Replacement Director, if any, for re-election (which written notice, if any, shall be delivered no later than sixty (60) days prior to the advance notice deadline for the nomination of directors at the meeting at which the 2019 Candidate’s term expires). (b) CRM agrees that, during the Standstill Period, it shall not, directly or indirectly, and agrees to cause CRM’s Affiliates and Associates to not, directly or indirectly, in any manner: (i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person other than any CRM Affiliate with respect to the voting of any Voting Securities for the election of individuals to the Board or to approve shareholder proposals (including by initiating, encouraging or participating in any “withhold” 7 or similar campaign), conduct any type of binding or nonbinding referendum with respect to any Voting Securities of the Company, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined in the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any Shareholders Meeting (as defined below); (ii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of Capital Returns Management and its Associates) with respect to any Voting Securities or otherwise in any manner agree, attempt, seek or propose to deposit any Voting Securities in any voting trust or similar arrangement, or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly permitted by this Agreement; (iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments with a value derived from the price of shares of Common Stock or any assets or liabilities of the Company or any rights decoupled from the underlying securities of the Company that would result in Capital Returns Management (together with the Capital Returns Management Associates) owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in 9.9% or more of Common Stock outstanding at such time; provided, however, that, nothing herein will require Common Stock to be sold to the extent that Capital Returns Management and the Capital Returns Management Associates, collectively, exceed the ownership limit under this clause (iii) as the result of a share repurchase or other Company action that reduces the number of outstanding shares of Common Stock; (iv) other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by Capital Returns Management to any person or entity not a party to this Agreement (a “Third Party”) that, to Capital Returns Management’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Associates, owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would 8 increase the Beneficial Ownership or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a Beneficial Ownership or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, it being understood that Section 3(b)(vi) and not this Section 3(b)(iv) shall govern with respect to any Extraordinary Transaction; (v) arrange, or in any way participate in, any financing for the purchase by any Third Party of securities of the Company or assets or businesses of the Company or any of its Affiliates without the prior written consent of the Company or its Affiliates, as applicable; (vi) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, split off, or other similar separation of one or more business units, scheme of arrangement, plan of arrangement or other business combination, recapitalization, restructuring, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other Third Party in any such activity; provided, however, that nothing in this Section 3 shall preclude the tender (or action not to tender) by Capital Returns Management or any of its Associates of any securities of the Company into any tender or exchange offer or vote for or against any transaction by Capital Returns Management or any of its Associates of any securities of the Company with respect to any Extraordinary Transaction, in each case provided such offer or transaction was not made or initiated by Capital Returns Management; (vii) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company; (viii) (A) call or request the calling of any meeting of shareholders, including by written consent, (B) publicly seek representation on, or nominate any candidate to, the Board, except as expressly set forth in this Agreement, (C) publicly seek the removal of any member of the Board, (D) solicit consents from shareholders or otherwise act or seek to act by written consent, (E) conduct a referendum of shareholders or (F) present at any annual meeting or any special meeting of the Company’s shareholders; 9

(ix) take any public action in support of or make any public formal proposal or public formal request that constitutes: (i) advising, controlling, changing or influencing any director or the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as expressly set forth in this Agreement; (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company; (iii) any other material change in the Company’s management, business or corporate structure; (iv) seeking to have the Company waive or make amendments or modifications to the Company’s Second Restated Articles of Incorporation (as may be further amended from time to time, the “Company Charter”) or the Company Bylaws, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (x) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to any director, the Board, the Company, its management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; (xi) call or seek to call, or request the call of any meeting of shareholders, whether or not such a meeting is permitted by the Company Bylaws, including a “town hall meeting”; (xii) deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock (other than any such voting trust, arrangement or agreement solely among Capital Returns Management that is otherwise in accordance with this Agreement); (xiii) seek, or encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; (xiv) demand a copy of the Company’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Florida providing for shareholder access to books and records (including lists of shareholders) of the Company; (xv) engage any private investigations firm or other person to investigate any of the Company’s directors or officers; 10

(xvi) institute, solicit or assist any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions or actions seeking to compel the Company to hold an annual meeting of shareholders), other than an action to enforce the provisions of this Agreement instituted in accordance with the terms hereof; (xvii) enter into any discussions, negotiations, agreements or understandings with any Third Party to take or otherwise participate with any Third Party in any action with respect to any of the foregoing, or advise, assist, facilitate, finance, knowingly encourage, seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or (xviii) make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any party. The foregoing subclauses (i)-(xviii) of this Section 3(b) shall not be deemed to prohibit Capital Returns Management or its Representatives (as defined below) from (x) communicating privately regarding or privately advocating in favor of or against any of the matters described in subclauses (i)-(xviii) of this Section 3(b) with, (y) privately requesting a waiver of any of the foregoing provisions of subclauses (i)-(xviii) of this Section 3(b) from, the Company’s directors or officers, so long as such communications, advocacy or requests described in clauses (x) or (y) are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, advocacy or requests or (z) taking any action with respect to the Florida OIR or the LDI in anticipation of the expiration of the Standstill Period so long as Capital Returns Management uses its commercially reasonable efforts to take such action on a confidential basis and would not reasonably be expected to require any public disclosure by Capital Returns Management. (c) The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to adherence by each director to the Policies and such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that Capital Returns Management shall not seek to do indirectly through the New Independent Directors anything that would be prohibited if done by Capital Returns Management). Notwithstanding anything to the contrary contained elsewhere in this Section 3, the provisions of this Section 3 also shall not prevent Capital Returns Management or its Associates from freely voting its shares of Common Stock (except as otherwise provided in Section 3(d) below). (d) Until the end of the Standstill Period, Capital Returns Management shall cause all Common Stock owned, directly or indirectly, by it, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of shareholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholders Meeting”), in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted, at all such Shareholders Meetings or at any adjournments or postponements thereof, in accordance with the recommendation of the Board with respect to each of the election of 11 directors and any removal of directors at such Shareholders Meeting, and in accordance with the recommendation of the Board on any other proposals or other business that comes before any Shareholders Meeting; provided, however, that notwithstanding anything herein to the contrary, with respect to (i) a proposal relating to an Extraordinary Transaction, (ii) matters related to the implementation of takeover defenses, (iii) amendments to the Company Charter or the Company Bylaws that diminish shareholder rights, (iv) new or amended incentive compensation plans submitted for shareholder approval, (v) matters on which Institutional Shareholder Services, Inc. or Glass Lewis & Co., LLC has made a recommendation that differs from the recommendation of the Board with respect to any non-director proposal or (vi) the election of directors other than any directors serving on the Board as of July 31, 2019 and the New Independent Directors, if applicable, Capital Returns Management and its Associates may vote their shares of Common Stock, Beneficially Owned, directly or indirectly, in the sole discretion of Capital Returns Management or its Associates, as applicable. (e) During the Standstill Period, Capital Returns Management shall provide to the Company true, accurate and complete copies of any new contract, agreement or commitment (whether written or oral) between Capital Returns Management, on the one hand, and any New Independent Director, on the other hand, relating to ownership of Common Stock or his or her service as a New Independent Director (an “Investor Agreement”) and any amendment, modification, extension or termination of any Investor Agreements, in each case, within five (5) business days of the execution or termination, as applicable, thereof. (f) During the Standstill Period, CRM agrees not to, and to cause its Affiliates and Representatives not to, comment publicly about any director or the Company’s management, policies, strategy, operations, financial results or affairs or any transactions involving the Company or any of subsidiaries, except as expressly permitted by this Agreement (including Section 4(b) below). (g) During the Standstill Period, at any time Capital Returns Management ceases to have a Schedule 13G or Schedule 13D filed with the SEC, upon reasonable written notice from the Company to CRM pursuant to Section 12 hereof, CRM shall promptly provide the Company with such information as would be required to be disclosed in a Schedule 13G; provided, that, CRM shall notify the Company if Capital Returns Management and its Associates, collectively, cease to Beneficially Own an aggregate Net Long Position equal to or greater than the CRM Ownership Threshold within two (2) business days of Capital Returns Management and its Associates ceasing to Beneficially Own an aggregate Net Long Position equal to or greater than the CRM Ownership Threshold. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement. (h) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 3 shall prohibit Capital Returns Management or its Associates from (i) commenting publicly about any publicly disclosed Third Party proposal to acquire the Company so long as CRM has shared its views privately with the Company prior to making such public comments or (ii) having reasonable access to and participating in the Company’s earnings calls, investor calls 12 or investor meetings, in the case of each of clause (i) and (ii), so long as Capital Returns Management does not violate Section 4(b). 4. Mutual Non-Disparagement. (a) During the Standstill Period, neither the Company nor any of its Affiliates or Associates shall in any manner, directly or indirectly, in any capacity or manner, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or public announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on or otherwise disparages, defames or slanders the New Independent Directors, Capital Returns Management or any Capital Returns Management Associate or any of their respective successors or current or former members, partners, officers, directors or employees (it being understood and agreed that the restrictions in this Section 4(a) shall not apply to any member of the Board’s discussions solely among other members of the Board and/or management of the Company); provided that the limitations set forth in this Section 4(a) shall not prevent the Company or any of its Affiliates or Associates from (i) responding to any public statement or announcement made by Capital Returns Management or any Capital Returns Management Associate that was made in breach of Section 4(b) below or (ii) making objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of Capital Returns Management and/or any Capital Returns Management Associates (or their respective current or former Representatives) occurring after the date of this Agreement. For the avoidance of doubt, a public statement or announcement shall only be deemed to be made by the Company if such public statement or announcement is made by (A) an executive officer or a member of the Board (other than the 2019 Candidate or his Replacement Director) or (B) an employee or Representative of the Company authorized to make such statement or announcement on behalf of the Company. (b) During the Standstill Period, neither Capital Returns Management nor any of its Associates shall in any manner, directly or indirectly, in any capacity or manner, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or public announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on or otherwise disparages, defames or slanders the Company, any of its Affiliates or Associates or any of their respective successors or current or former members, partners, officers, directors or employees; provided that (i) the limitations set forth in this Section 4(b) shall not prevent Capital Returns Management or any Capital Returns Management Associates from responding to any statement made by the Company or any of its Affiliates, Associates or Representatives that was made in breach of Section 4(a) above and (ii) Capital Returns Management will be permitted to make objective statements that reflect Capital Returns Management’s view with respect to factual matters concerning specific acts or determinations of the Company, any of its Affiliates or Associates or any current or former Representative of the Company or any of its Affiliates or Associates occurring after the date of this Agreement. For the avoidance of doubt, a public statement or announcement shall only be deemed to be made by Capital Returns Management or an Associate thereof if such public statement or announcement is made by (x) a Capital Returns Management partner or executive officer or (y) an employee or Representative of Capital Returns Management authorized to make such statement or announcement on behalf of Capital Returns Management. 13

5. Public Announcements. (a) Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor CRM shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. (b) Promptly following the execution of this Agreement, and, no later than two (2) business days following the date of this Agreement, the Company shall file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement (the “Public Filings”). The Company shall provide CRM with a reasonable opportunity to review and comment on the Public Filings prior to them being filed with the SEC and consider in good faith any comments of CRM. Prior to the issuance of the Public Filings, neither the Company nor CRM nor any of their respective Affiliates or Associates shall issue any press release or public announcement regarding this Agreement other than the Press Release or take any action that would require public disclosure thereof without the prior written consent of the other party. Neither the Company nor CRM nor any of their respective Affiliates or Associates shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Public Filings or the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party; provided, however, that unless prohibited under applicable law, such party must provide written notice to the other party at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 5, and reasonably consider any comments of such other party. (c) No later than two (2) business days following the date of this Agreement, CRM shall file with the SEC an amendment to that certain Schedule 13D, dated July 23, 2019 and as amended on July 30, 2019, reporting entry into this Agreement and appending or incorporating by reference this Agreement the (“Schedule 13D Amendment”). CRM shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments from the Company. 6. Confidential Information. Notwithstanding anything to the contrary contained in this Agreement or any Policy, neither Capital Returns Management nor any Capital Returns Management Associate will request to receive, or knowingly and willingly accept, any material non-public information concerning the Company, its subsidiaries or their respective businesses, including discussions or matters considered in meetings of the Board or Board committees (such confidential information, “Company Confidential Information”) from the New Independent Directors or any Replacement Director (unless otherwise agreed to in writing with the Company before (a) Capital Returns Management or (b) any Capital Returns Management Associate requests to receive, or knowingly and willingly accepts, such Company Confidential Information); provided, however, that Capital Returns Management and the Capital Returns Management Associates shall not be prohibited or restricted from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Capital Returns Management or any 14

Capital Returns Management Associate, provided that a breach by Capital Returns Management of this Agreement is not the cause of the applicable requirement. 7. Representations and Warranties of All Parties. (a) Each of the parties represents and warrants to the other party that: (a) such party has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party. (b) CRM represents and warrants that, as of the date of this Agreement, except as specifically disclosed herein, (i) Capital Returns Management does not own of record or Beneficially Own any Voting Securities of the Company or any securities convertible into, or exchangeable or exercisable for, any Voting Securities of the Company and (ii) Capital Returns Management has not entered into, directly or indirectly, any agreements or understandings with any person (other than its Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company. CRM further represents that it does not consider the New Independent Directors to be shareholder designees or shareholder representatives of Capital Returns Management. 8. Remedy. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, the other party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the necessity of posting a bond or other security. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party. 9. Governing Law; Jurisdiction. The parties agree that any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the state courts of the State of Florida or, if such courts shall not have jurisdiction, any federal court sitting in the State of Florida. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts sitting in the State of Florida in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this 15

Agreement in any court other than the federal or state courts sitting in the State of Florida, and EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY, (d) agrees to waive any bonding requirement if such a waiver is enforceable under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by certified mail, signature required, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. 10. No Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. 11. Entire Agreement. This Agreement contains the sole and entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter. This Agreement may be amended only by an agreement in writing executed by the parties hereto. 12. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given, if (a) given by email, on the date sent by email (with email or telephonic confirmation of receipt) if sent during normal business hours of the Company, or on the next business day if sent after normal business hours of the Company, or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection: If to the Company: FedNat Holding Company 14050 NW 14th Street Suite 180 Sunrise, FL 33323 Email: mbraun@fednat.com Attention: Michael Braun With a copy to (which shall not constitute notice): Nelson Mullins Riley & Scarborough LLP 2 South Biscayne Blvd. 21st Floor Miami, FL 33131 Email: Nina.Gordon@nelsonmullins.com, George.Mahfood@nelsonmullins.com 16

Attention: Nina Gordon, George Mahfood Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103 Email: lelbaum@velaw.com, pgadson@velaw.com Attention: Lawrence S. Elbaum, C. Patrick Gadson If to Capital Returns: Capital Returns Management, LLC 641 Lexington Avenue, 18th Floor New York, NY 10022 Email: ron@capreturns.com Attention: Ronald D. Bobman With a copy to (which shall not constitute notice): Sidley Austin LLP 1 South Dearborn Street Chicago, IL 60603 Email: bberg@sidley.com Attention: Beth E. Berg 13. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. 14. Counterparts. This Agreement may be executed in two (2) or more counterparts either manually or by electronic or digital signature (including by facsimile or email transmission), each of which shall be deemed an original and all of which together shall constitute a single agreement. 15. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement without prior written consent of the other parties, provided that each party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that party’s assets, whether by stock sale, merger, asset sale or otherwise. This Agreement, however, shall be binding on and inure to the benefit of successors and permitted assignees of the parties hereto. 16. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other persons. 17. Fees and Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse CRM for all reasonable, documented out-of-pocket fees and expenses incurred by Capital Returns Management in the preparation and execution of this Cooperation Agreement and the related matters preceding or reasonably following its execution (including preparation and filing of the 17

Disclaimer and all actions taken pursuant to Sections 1(g) and 1(i) above), provided that such reimbursement shall not exceed four hundred and fifty thousand dollars ($450,000) in the aggregate. 18. Certain Definitions. For purposes of this Agreement, the terms: (a) “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, provided, that any references to “Associate” herein shall be deemed to be preceded by the word “controlled.” (b) “Beneficial Ownership” and “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act. (c) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature. (d) “Representatives” of a person shall mean such person’s directors, officers, partners, employees, members or agents (acting in such capacity). (e) “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies. 19. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of both of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances. [Signature Page Follows] 18

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the Effective Date. FEDNAT HOLDING COMPANY By: /s/ Michael Braun Name: Michael Braun Title: Chief Executive Officer and President CAPITAL RETURNS MANAGEMENT, LLC By: /s/ Ronald D. Bobman Name: Ronald D. Bobman Title: President [Signature Page to Cooperation Agreement] 4837-3962-5631v.1 141191/00001

EXHIBIT A FORM OF NOMINEE CONSENT [●], 2019 FedNat Holding Company 14050 NW 14th Street, Suite 180 Sunrise, FL 33323 Attention: Board of Directors Re: Nominee Consent Ladies and Gentlemen: I irrevocably consent to be named by FedNat Holding Company (the “Company”) as a nominee for election to the board of directors of the Company in any proxy statement, proxy card or other solicitation materials of the Company with respect to the Company’s 2019 annual meeting of shareholders, agree to act in the capacity of a director of the Company if elected and agree to serve the full term as a director if elected. [For the 2020 Candidate only: I also irrevocably consent to be named by the Company as a nominee for election to the board of directors of the Company in any proxy statement, proxy card or other solicitation materials of the Company with respect to the Company’s 2020 annual meeting of shareholders, agree to act in the capacity of a director of the Company if elected and agree to serve the full term as a director if elected.] By: Name:

EXHIBIT B PRESS RELEASE